Click to decrease the magnification of the entire page

STS

STS PARTNERS LLP

CHARTERED ACCOUNTANTS

June 23, 2008

US Securities and Exchange Commission
100 F. Street NE
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Paradign Oil & Gas, Inc.
SEC File No. 333-103780

We have read Item 4.01 of the Form 8-K filing of Paradigm Oil & Gas, Inc. dated June 20, 2008. We agree with the statements made in the third, fourth and fifth paragraph of the filing.

We have no basis to agree or disagree with the statements contained in the balance of the filing.

Yours very truly,

STS Partners LLP

STS PARTNERS LLP
Chartered Accountants

Sixth Floor, 543 Granville Street, Vancouver, British Columbia, Canada V6C 1X8
Telephone: 604-688-7800 Fax: 604-688-7880 Email: sts@stsca.com